Exhibit 99.1

Gladstone Investment Corporation Reports Financial Results for the Second Quarter Ended September 30, 2014

MCLEAN, Va., Oct. 28, 2014 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (Nasdaq:GAIN) (the "Company") today announced earnings for its second quarter ended September 30, 2014. Please read the Company's Form 10-Q filed today with the U.S. Securities and Exchange Commission (the "SEC"), which can be retrieved from the SEC's website at www.sec.gov or from the Company's website at www.gladstoneinvestment.com.

Summary Information: (dollars in thousands, except per share data):

	September 30, 2014	June 30, 2014	Change	% Change
For the Quarter Ended:
Total investment income	$ 9,071	$ 9,837	$ (766)	(7.8)%
Total expenses	(4,867)	(4,978)	(111)	(2.2)
Net investment income	4,204	4,859	(655)	(13.5)
Net investment income per common share	0.16	0.18	(0.02)	(13.5)
Cash distribution per common share	0.18	0.18	—	—
Total realized loss	(12)	—	(12)	NM
Total unrealized (depreciation) appreciation	(1,495)	5,911	(7,406)	NM
Net increase in net assets resulting from operations	2,697	10,770	(8,073)	(75.0)
Weighted average yield on interest-bearing investments	12.6%	12.6%	—	—
Total dollars invested	$ 27,306	$ 2,039	$ 25,267	1,239.2
Total dollars repaid	742	60	682	1,136.7

As of:
Total investments at fair value	$ 346,901	$ 321,832	$ 25,069	7.8%
Fair value as a percent of cost	84.2%	83.5%	0.7%	0.8
Total net assets	$ 224,773	$ 226,841	$ (2,068)	(0.9)
Net asset value per common share	8.49	8.57	(0.08)	(0.9)
Asset coverage ratio	264%	300%	(36.0)%	(12.0)
Number of portfolio companies	30	28	2	7.1

NM=Not Meaningful

Highlights for the Quarter: During the quarter ended September 30, 2014, the following significant events occurred:

  Portfolio Activity: The Company invested $21.9 million, through a combination of debt and equity, in two new portfolio companies, and invested an additional $7.4 million into existing portfolio companies.

  Credit Facility Expansion: The Company increased its borrowing capacity from $105 million to $185 million, with the addition of four new lenders.

  Recurring Distributions: The Company paid monthly cash distributions to common and preferred stockholders for each of July, August and September 2014. It paid $0.06 per common share, per month and $0.1484375 per preferred share, per month for the Company's 7.125% Series A Cumulative Term Preferred Stock.

Second Quarter 2015 Results: Net investment income for the quarters ended September 30 and June 30, 2014, was $4.2 million, or $0.16 per share, and $4.9 million, or $0.18 per share, respectively, a decrease of 13.5%. The decrease in net investment income for the quarter ended September 30, 2014, as compared to the prior quarter, was primarily due to the $0.9 million decrease in other income, as the Company received a $1.3 million dividend from Mathey Investments, Inc. in the prior quarter. Net increase in net assets resulting from operations for the quarters ended September 30 and June 30, 2014, was $2.7 million, or $0.10 per share, and $10.8 million, or $0.41 per share, respectively. The quarter over quarter decrease was primarily due to the change in fair value of the portfolio investments, as the quarter ended September 30, 2014, experienced $1.5 million in unrealized depreciation compared to $5.9 million in unrealized appreciation in the quarter ended June 30, 2014.

Subsequent Events: After September 30, 2014, the following events occurred:

  New Investment: The Company invested $24.4 million, through a combination of debt and equity, in a new portfolio company.

  Regular and One-Time Distributions Declared: Declared the following monthly cash distributions to stockholders:

Record Date	Payment Date	Distribution per Common Share	Distribution per Term Preferred Share
Regular Distributions:
October 22, 2014	October 31, 2014	$ 0.06	$ 0.1484375
November 17, 2014	November 26, 2014	0.06	0.1484375
December 19, 2014	December 31, 2014	0.06	0.1484375
Regular Total for the Quarter		$ 0.18	$ 0.4453125

One-Time Special Cash Distribution:
December 19, 2014	December 31, 2014	0.05	—
	Total for the Quarter	$ 0.23	$ 0.4453125

This represents the third calendar year in a row that a one-time special cash distribution to common stockholders has been declared by the Company's Board of Directors.

Conference Call for Stockholders: The Company will hold its earnings release conference call on Wednesday, October 29, 2014, at 8:30 a.m. EDT. Please call (855) 376-7516 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through November 29, 2014. To hear the replay, please dial (855) 859-2056 and use conference number 72398780. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company's website through December 29, 2014.

About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make debt and equity investments in small and medium-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations. The Company has paid 111 consecutive monthly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

The Company undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations. For a description of certain risks to which the Company is or may be subject, please refer to the factors discussed under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in the Company's filings with the SEC (accessible at www.sec.gov).

To obtain a paper copy of the Form 10-Q filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-Q for the quarter ended September 30, 2014, including the notes to the consolidated financial statements contained therein.

CONTACT: Investor Relations Inquiries:
         Please visit www.gladstone.com or +1-703-287-5893